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                                                                   Exhibit 10.18

                              AMENDED AND RESTATED
                              --------------------

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Amended and Restated Employment Agreement (the "Agreement"), dated May 17, 1996 (the "Effective Date"), is entered into by and between Ferrofluidics Corporation (the "Company"), a Massachusetts corporation with its principal place of business at 40 Simon Street, Nashua, New Hampshire, and Paul F. Avery, Jr. ("Avery"), of 178 Drinkwater Road, Kensington, New Hampshire, and amends and restates the Employment Agreement dated April 1, 1995 between Avery and the Company (the "1995 Employment Agreement").

     WHEREAS, the Company and Avery desire to amend and restate the terms of the 1995 Employment Agreement in their entirety;

     WHEREAS, the operations of the Company are a complex matter requiring direction and leadership in a variety of areas;

     WHEREAS, Avery possesses the experience and expertise to provide the direction and leadership required by the Company; and

     WHEREAS, subject to the terms and conditions hereinafter set forth, the Company, therefore, wishes to establish the terms of employment of Avery as its Chairman of the Board of Directors and Treasurer, and Avery agrees to so establish such terms of this employment;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

     1. EMPLOYMENT. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and Avery hereby accepts employment on the terms and conditions set forth in this Agreement.

     2. EFFECTIVE DATE AND TERM. The commencement date (the "Commencement Date") of this Agreement shall be April 1, 1995. Subject to the provisions of Section 5, the initial term (the "Initial Term") of Avery's employment hereunder shall be from the Commencement Date to the second anniversary of the Commencement Date (the "Initial Expiration Date"); PROVIDED, HOWEVER, that this Agreement shall automatically be extended for successive one (1) year terms commencing on the Initial Expiration Date and ending on each subsequent anniversary thereof (each subsequent annual period being referred to as a "Subsequent Term"), unless either Avery or the Employer provides sixty (60) days' written notice prior to the Initial Expiration Date (or sixty (60) days' written notice prior to the last day of any Subsequent Term) of his or its intention, as the case may be, not to extend the term of this Agreement.


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     3. CAPACITY AND PERFORMANCE.

          a. Avery shall be employed by the Company as its Chairman of the Board of Directors and Treasurer, and shall have all powers and duties consistent with those positions, subject to the direction of the Company's Board of Directors.

          b. Avery shall devote his best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its affiliates, and to the discharge of his duties and responsibilities hereunder. In accordance with the foregoing, Avery shall not engage in any other business activity, except as may be approved by the Board of Directors; PROVIDED, HOWEVER, that nothing herein shall be construed as preventing Avery from:

               (1) devoting a portion of his efforts, from time to time, to certain other business interests with which he is involved, provided that such activity does not materially impair Avery's ability to discharge his obligations and responsibilities as Chief Executive Officer of the Company hereunder;

               (2) investing his assets in a manner not otherwise prohibited by this Agreement, and in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or other entities in which such investments are made;

               (3) serving on the board of directors of any company, provided that he shall not be required to render any material services with respect to the operations or affairs of any such company; or

               (4) engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

          c. Except for required travel on the Company's business and except for attendance at meetings of the Board of Directors of the Company and/or its affiliates, Avery shall not be required to work on a regular basis at any location outside of Hillsborough County in the State of New Hampshire.

     4. COMPENSATION AND BENEFITS.


          a. BASE SALARY. For the first twelve (12) month period of the Initial Term, the Company shall pay Avery a base salary at an annual rate (the "Base Salary") equal to $225,000 per year, payable in accordance with the payroll practices of the Company for its

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executives. For the second twelve (12) month period of the Initial Term and for the twelve (12) month period of any Subsequent Term, such Base Salary shall equal $200,000.

          b. MATTERS CONCERNING RESTRICTED STOCK AND STOCK OPTIONS.



          (1) On the Commencement Date, Avery was awarded 15,000 shares of
Common Stock of the Company as a restricted stock award under the Company's 1994
Restricted Stock Plan (the "1994 Plan") to be vested as follows:

                                                     Cumulative
                          Percentage of Shares        Percentage
     Vesting Date           Becoming Vested            Vested
     ------------           ---------------            ------

    January 1, 1996             33 1/3%                33 1/3%
    January 1, 1997             33 1/3%                66 2/3%
    January 1, 1998             33 1/3%                   100%

As provided in Section 10 of the 1994 Plan, all of the shares subject to the restricted stock award described above shall vest upon the occurrence of a "Change of Control" as such term is defined in the 1994 Plan.

          (2) On April 5, 1994, Avery was awarded 25,000 shares of Common Stock of the Company as a restricted stock award under the 1994 Plan and on June 29, 1995, Avery was awarded an option to purchase 65,000 shares of Common Stock of the Company under the Company's 1995 Stock Option and Incentive Plan (the "1995 Plan").

          (3) On the Effective Date, Avery will be awarded an option to purchase
65,000 shares of Common Stock of the Company under the 1995 Plan to be vested as follows:
                                                  Cumulative
                      Percentage of Shares        Percentage
   Vesting Date         Becoming Vested             Vested
   ------------         ---------------             ------

   May 17, 1998               25%                     25%
   May 17, 1999               25%                     50%
   May 17, 2000               25%                     75%
   May 17, 2001               25%                    100%

As provided in Section 15 of the 1995 Plan, all of the shares subject to the option described above shall vest upon the occurrence of a "Change of Control" as such term is defined in the 1995 Plan.

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     (4) Notwithstanding any provision to the contrary contained in any other agreement, the restricted stock and the options described in this Section 4b shall be subject to the following termination provisions:

               (i) TERMINATION DUE TO DEATH. If Avery's employment terminates by reason of death, any such restricted stock held by Avery shall become fully vested and any such option held by Avery shall become fully vested and exercisable and may thereafter be exercised by Avery's legal representative or legatee until the expiration date of such option.

               (ii) TERMINATION FOR CAUSE. If Avery's employment terminates for Cause (as defined in the 1994 Plan or the 1995 Plan, as applicable), any shares of restricted stock that shall not have vested as of the date of such termination shall either be repurchased by the Company or forfeited by Avery, and any such option held by Avery shall immediately terminate and be of no further force and effect.

               (iii) OTHER TERMINATION. If Avery's employment terminates for any reason other than death or for Cause but including without limitation by reason of Disability, Retirement or without Cause (as such terms are defined in the 1994 Plan or the 1995 Plan, as applicable), any such restricted stock held by Avery shall become fully vested and any such option held by Avery shall become fully vested and exercisable and may thereafter be exercised by Avery until the expiration date of such option.

          c. LIFE INSURANCE. During the period from the Commencement Date through the Initial Expiration Date and through the last day of any Subsequent Term, the Company shall maintain a life insurance policy on the life of Avery in the amount of two million dollars ($2,000,000) payable as directed by Avery; provided, however, that the Company shall have no obligation to maintain such policy at any time following the termination of Avery's employment pursuant to
Section 5d hereunder.

          d. VACATIONS. Avery shall be entitled to the number of paid vacation days to which he would be entitled in accordance with the Company's normal vacation policy, to be taken at such times and intervals as shall be determined by Avery, subject to the reasonable business needs of the Company.

          e. RETIREMENT PLANS. Avery shall be entitled to participate in and enjoy the benefit of the Company's retirement, supplementary retirement, deferred compensation or similar plans, programs or arrangements as available to the Company's management from time to time.

          f. HEALTH, WELFARE AND FRINGE BENEFIT PLANS, ETC. Avery shall be entitled to participate in and enjoy the benefit of all the health, medical, dental, cafeteria, reimbursement, death (including life insurance), accident, travel insurance, long-term disability, short-term disability, sick leave, other leaves of absence, holidays and other similar

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welfare, fringe-benefit or employment-related plans, programs, arrangements, policies or perquisites available to the Company's management from time to time. Participation shall be subject to the terms of the applicable plan documents and the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans as they apply to the Company's management at such times and in such manner as the Company determines to be appropriate, without recourse by Avery.

          g. BUSINESS EXPENSES. The Company shall pay or reimburse Avery for all reasonable business expenses incurred or paid by him in the performance of his duties and responsibilities hereunder, subject to any restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

          h. AUTO LEASE. The Company shall furnish Avery, during the Initial Term and any Subsequent Term, with an automobile for his use, and the Company shall pay or reimburse all costs incurred in connection therewith including, without limitation, any leasing fees, insurance, operating or repairs costs, tax obligations, etc. In the event that Avery's employment hereunder is terminated pursuant to Section 5 hereof, he shall surrender the automobile to the Company not later than thirty (30) days following the termination of such employment.

     5. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS.


          a. GENERAL SEVERANCE BENEFITS. If terminated for reasons other than as set forth under Section 5b or 5d hereof, Avery shall be entitled to receive as a severance payment an amount equal to the greater of (i) the aggregate Base Salary which Avery would have received had he been employed by Employer through the last day of the Initial Term or (ii) twelve (12) months' Base Salary at the rate then in effect under this Agreement.

          b. CHANGE OF CONTROL BENEFITS.


               (1) If the Company undergoes a Change of Control (as defined below) during the Initial Term or any Subsequent Term, and a Terminating Event (as defined below) occurs within twenty-four (24) months after the date on which such Change of Control occurs, Avery shall be entitled to receive an amount equal to twenty-four (24) months' Base Salary at the rate then in effect under this Agreement.

               (2) "Change of Control" shall mean the occurrence of any one of the following events:

                    (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) becomes a

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     "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities; or

                    (ii) persons who, as of the Commencement Date, constituted the Company's Board of Directors (the "Incumbent Board") cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the Commencement Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Agreement, be considered a member of the Incumbent Board; or

                    (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                    (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

               (3) A "Terminating Event" shall mean any voluntary or involuntary termination of Avery's employment occurring subsequent to a Change in Control, other than the termination of Avery's employment pursuant to Section 5d hereunder.

          c. DEATH OR DISABILITY. In the event Avery dies or becomes disabled during the Initial Term or any Subsequent Term of this Agreement, his employment hereunder shall automatically terminate. In such case, the Company shall pay to Avery or his beneficiary, as the case may be, any earned but unpaid salary as of the date of his death or disability. For the purpose of this Agreement, "disability" shall refer to a situation in which Avery is totally

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disabled from performing his duties for the Company during a period of thirteen
(13) consecutive weeks.

     If any question shall arise as to whether during any period Avery has suffered disability, Avery may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a physician selected by Avery or his guardian to whom the Company has no reasonable objection as to whether Avery was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Avery shall fail to submit such certification, the Company's determination of such issue shall be binding on Avery.

          d. BY THE COMPANY FOR CAUSE. The Company may terminate Avery's employment hereunder for cause at any time upon notice to Avery setting forth in reasonable detail the nature of such case. The following, as determined by the Board in its reasonable judgment, shall constitute "cause" for termination:

               (1) Avery's falsification of the accounts of the Company, embezzlement of funds of the Company or other material dishonesty with respect to the Company or any of its affiliates; or

               (2) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude (it being understood that violation of a motor vehicle code does not constitute such a crime); or

               (3) Conduct engaged in or action taken or omitted to be taken by Avery which is in material breach of this Agreement; or

               (4) Material failure to perform a substantial portion of Avery's duties and responsibilities hereunder, which failure continues for more than thirty (30) days after written notice given to Avery pursuant to a vote of the Board of Directors, such vote to set forth in reasonable detail the nature of such failure; or

               (5) Gross or willful misconduct of Avery with respect to the Company or any subsidiary or affiliate thereof.

     Upon the giving of notice of termination of Avery's employment hereunder for cause, the Company shall have no further obligation or liability to Avery, other than the payment of salary earned and unpaid at the date of termination and the contribution by the Company to the cost of Avery's participation (subject to any required employee contribution by Avery under the terms of the applicable plans) in the Company's group medical and dental insurance plans as the same are in effect from time to time for so long as Avery is entitled to continue such participation under applicable law and plan terms.

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          e. BY THE COMPANY OTHER THAN FOR CAUSE. The Company may terminate
Avery's employment hereunder other than for cause at any time upon sixty (60) days' written notice to Avery.

          f. BY AVERY. Avery may terminate his employment hereunder at any time upon sixty (60) days' written notice to the Company.

          g. LIMITATION OF BENEFITS. It is the intention of Avery and of the Company that no payments by the Company to or for the benefit of Avery under this Agreement or any other agreement or plan pursuant to which he is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Company, the payments which Avery is entitled to receive under this Agreement shall be reduced by that amount which exceeds the maximum amount deductible by the Company under Section 280G. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Avery, such excess payments shall be refunded to the Company with interest thereon at the applicable federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Company by reason of the operation of said Section 280G.

     6. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

     7. ASSIGNMENT. Neither the Company nor Avery may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Avery in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other person or entity or transfer all of its properties or assets to any other person or entity. This Agreement shall insure to the benefit of and be binding upon the Company and Avery, their respective successors, executors, administrators, heirs and permitted assigns.

     8. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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     9. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     10. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed given when delivered by hand, telex or facsimile, or if mailed, five days after mailing (two business days in the case of courier service), to the parties as follows: to Avery at his last known address on the books of the Company and, in the case of the Company, to its principal place of business, attention of Clerk or to such other address as either party may specify by notice to the other.

     11. ENTIRE AGREEMENT. This Agreement and the Non-Disclosure/Non-Compete Agreement executed by Avery constitute the entire agreement between the parties and supersede all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Avery's employment.

     12. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by Avery and by an expressly authorized representative of the Company.

     13. HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope of or content of any provision of this Agreement.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     15. GOVERNING LAW. This is a New Hampshire contract and shall be construed and enforced under and be governed in all respects by the laws of The State of New Hampshire, without regard to the conflict of laws principles thereof.



                                [END OF TEXT]

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     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Avery, as of the date first above written.

                                      FERROFLUIDICS CORPORATION

/s/ Paul F. Avery, Jr.                By: /s/ Robert P. Rittereiser
- ----------------------------              ---------------------------------
Paul F. Avery, Jr.                        Robert P. Rittereiser
                                          Chairman, Compensation Committee
                                          of the Board of Directors



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